Exhibit 99.1

RE/MAX HOLDINGS, INC. COMPLETES CHIEF EXECUTIVE OFFICER TRANSITION TO ADAM CONTOS

Co-Founder Dave Liniger Becomes Non-Executive Chairman

DENVER — February 14, 2018 — RE/MAX Holdings, Inc. (NYSE: RMAX), parent company of RE/MAX, one of the world’s leading franchisors of real estate brokerage services, and Motto Mortgage (“Motto”), an innovative mortgage brokerage franchise, today announced that RE/MAX Holdings Co-Founder David Liniger has completed the transition of his CEO responsibilities to Adam Contos, who has been named Chief Executive Officer by the Company’s Board of Directors. The transition of leadership to Contos is the next step in RE/MAX Holdings’ leadership succession plan, which dates back to the appointment of Contos to serve as Co-CEO with Liniger in May 2017.  Liniger will become non-executive Chairman and will continue to serve on the RE/MAX Holdings Board.

“The Board of Directors is pleased that Adam will lead RE/MAX Holdings in its next stage of growth,” said Richard Covey, the Board’s Lead Director. “He is a talented and respected RE/MAX Holdings executive who combines an in-depth knowledge of the industry with an equally strong desire to drive RE/MAX forward and build on its success by leveraging technology and focusing on innovation. Adam has played an integral role in extending and strengthening the RE/MAX brand across a global network of over 115,000 RE/MAX agents as well as the successful launch of Motto Mortgage just 16 months ago. His experience serving in key leadership roles at the Company coupled with his deep knowledge of the real estate business make him a natural choice to lead RE/MAX Holdings into the future. We are also pleased that Dave will continue to work with the Board and the network and continue to provide his insights and experience to them.”

Prior to his role as Co-CEO, Contos, 46, served as Chief Operating Officer of RE/MAX Holdings. He joined the Company in 2004 working with franchisees and agents in the Mountain States Region and was promoted to Region Vice President the following year. Between 2007 and 2013 he served as Region Vice President, first for the California & Hawaii Region and later for the RE/MAX Florida Region.  He was promoted to Vice President, Region Development, in 2013 and then to Senior Vice President, Marketing, in February 2015. During his Marketing tenure, he and the business development team built a robust franchise sales process that fuelled record growth.

“I am honored to lead RE/MAX Holdings at this important time in our history,” said Contos. “Nobody in the world sells more real estate than RE/MAX and our network has never been stronger.  Motto Mortgage is off to a terrific start and we could not be more optimistic about its future. As we head into this next chapter, I am excited about the prospects for continuing our successful momentum, driven by our outstanding business model, brand strength, competitive advantages and the most dynamic brokers and agents in the industry.”

Liniger said, “Our original business model, which was built to encourage productive agents to come together, motivate each other and work hard, is still going strong after 45 years. We are number one in the world and I’m confident that under Adam’s leadership, RE/MAX Holdings will continue to thrive and reach even greater heights through his unwavering dedication and commitment to this great company, our brands and our networks.”

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About the RE/MAX Network

RE/MAX was founded in 1973 by David and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Over 115,000 agents provide RE/MAX a global reach of over 100 countries and territories. Nobody in the world sells more real estate than RE/MAX as measured by total residential transaction sides.

RE/MAX, one of the world’s leading franchisors of real estate brokerage services, and Motto Mortgage, an innovative mortgage brokerage franchise, are subsidiaries of RMCO LLC, which is controlled and managed by RE/MAX Holdings, Inc. (NYSE: RMAX).

RE/MAX is the #1 name in real estate according to the MMR Strategy Group survey of unaided awareness of real estate brands.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are often identified by the use of words such as “believe,” “intend,” “expect,” “estimate,” “plan,” “outlook,” “project,” “anticipate,” “may,” “will,” “would” and other similar words and expressions that predict or indicate future events or trends that are not statements of historical matters. Forward-looking statements include statements related to agent count, franchise sales, revenue, operating expenses, financial outlook, dividends, non-GAAP financial measures, housing market conditions, the Company’s Board and management roles and plans for its leadership and governance structure as well as other statements regarding the Company’s strategic and operational plans and business models. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily accurately indicate the times at which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Such risks and uncertainties include, without limitation, (1) changes in business and economic activity in general, (2) changes in the real estate market or interest rates and availability of financing, (3) the Company’s ability to attract and retain quality franchisees, (4) the Company’s franchisees’ ability to recruit and retain real estate agents and mortgage loan originators, (5) changes in laws and regulations, (6) the Company’s ability to enhance, market, and protect the RE/MAX and Motto Mortgage brands, (7) fluctuations in foreign currency exchange rates, as well as those risks and uncertainties described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) and similar disclosures in subsequent periodic and current reports filed with the SEC, which are available on the investor relations page of the Company’s website at www.remax.com and on the SEC website at www.sec.gov.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made. Except as required by law, the Company does not intend, and undertakes no obligation, to update this information to reflect future events or circumstances.

Investor Contact:	Media Contact:
Andy Schulz	Cory Vasquez
(303) 796-3287	(303) 796-3667
aschulz@remax.com	cjvasquez@remax.com